Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

November 6, 2018

New York Community Bancorp, Inc.

615 Merrick Avenue

Westbury, New York 11590

Ladies and Gentlemen:

In connection with the issuance by New York Community Bancorp, Inc., a Delaware corporation (the “Company”), of $300,000,000 aggregate principal amount of the Company’s 5.90% Fixed-to-Floating Rate Subordinated Notes due 2028 (the “Notes”) pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-210919) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the base prospectus contained in the Registration Statement, as supplemented by the prospectus supplement of the Company relating to the sale of the Notes dated November 1, 2018 (the base prospectus as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Securities are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of the Company on Form 8-K to be filed with the Commission on or about the date hereof (the “Form 8-K”).

The Notes are to be issued under an Indenture, to be dated as of November 6, 2018 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as Trustee, as supplemented by the First Supplemental Indenture, to be dated as of November 6, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), establishing the terms of the Notes.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Registration Statement and the Prospectus, (ii) forms of the Base Indenture and the Supplemental Indenture, (iii) the Underwriting Agreement, dated November 1, 2018 (the “Underwriting Agreement”), by and among the Company and the Underwriters named in Schedule I thereto (the “Underwriters”), relating to the issuance and sale of the Notes, (iv) the Company Order delivered pursuant to the Indenture and dated November 6, 2018, (v) the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, and the Amended and Restated Bylaws of the Company, (vi) corporate records of the Company and (vii) certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving the opinions below, we have relied, to the extent we deemed proper, without independent investigation, upon (i) certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby, and we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies are true and correct copies of the originals thereof and such original copies are authentic and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that: the Notes, when duly executed, issued and delivered by the Company in accordance with the terms of the Indenture, authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and comity, (iii) public policy and applicable law relating to fiduciary duties and indemnification and contribution or (iv) any implied covenants of good faith and fair dealing.

The opinion set forth above is limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, each as currently in effect.

We hereby consent to the filing of this opinion of counsel with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.